Exhibit n
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-146944 on Form N-2 of our report dated December 14, 2007, relating to the financial statements and financial highlights of Calamos Global Total Return Fund, appearing in the Annual Report on Form N-CSR for the year ended October 31, 2007.
DELOITTE & TOUCHE LLP
Chicago, Illinois
July 8, 2008